Exhibit 99.2

The information in this report is furnished pursuant to Item 9 and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

SELECTED FINANCIAL DATA

The following financial data presents certain historical financial information of the Beverage Cans segment of Schmalbach-Lubeca AG, which was in part included in Ball Corporation's presentation in its conference call on August 30, 2002 following the announcement of Ball's agreement to acquire Schmalbach-Lubeca (the transcript of which is being furnished as an exhibit to this Current Report on
Form 8-K), and comparable financial information for Ball Corporation for the same periods. The information presented regarding the
Beverage Cans segment of Schmalbach-Lubeca was taken from its Annual Report for the year ended December 31, 2001 and its published
Interim Report for the six-month period ended June 30, 2002. The information presented for Ball Corporation was taken from its
Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the six-month period ended
June 30, 2002.

The financial information provided below is for informational purposes only and does not purport to be complete or to contain all items or adjustments necessary to present the full historical financial statements of the Schmalbach-Lubeca business being acquired, to reconcile the Schmalbach-Lubeca financial information to U.S. Generally Accepted Accounting Principles (GAAP ) or to present the combined historical financial information of Ball Corporation and Schmalbach-Lubeca on a pro forma basis. The required historical and pro forma financial statements with respect to the transaction will be filed by Ball Corporation on a Current Report on Form 8-K in connection with the closing of the transaction. Such financial statements may differ materially from the information provided below.

                                            Ball Corporation                 Schmalbach-Lubeca AG
                                                                             Beverage Cans Segment

                                        Year     Year     Six-months       Year     Year   Six-Months
                                        Ended    Ended    Ended            Ended    Ended  Ended
                                        2000     2001     June, 2002       2000     2001   June, 2002
                                            ($ in millions)                  (Euros in millions)

Revenue                               $3,664.7   $3,686.1 $1,910.1         €869      €953    €572
                                      ==============================       ============================

Earnings (Loss)
 before interest
 and taxes                            $209.1     ($25.4)  $93.9            €78       €97     €76

Business
 Consolidation
 costs (1)                            $76.4      $271.2   $0.0

Reclass of IAS
 pension expense(2)                                                        (€14)     (€14)   (€7)

Earnings before
 interest and taxes
 as adjusted for
 business consolidation               ------------------------------       ----------------------------
 costs and pensions (3)               $285.5     $245.8   $93.9            €64       €83     €69
                                      ==============================       ============================

Notes:
(1) Detailed financial information concerning restructuring costs for the Schmalbach-Lubeca financial statements was not available to identify business consolidation costs by segment. Therefore, no information can be presented with regard to these costs.

(2) The Schmalbach-Lubeca data is presented in euros and has been prepared in accordance with International Accounting Standards.
Under International Accounting Standards, a portion of the pension expense is classified as financing expense while under U.S. GAAP these costs would be included in earnings before interest and taxes. Therefore, under the U.S. GAAP presentation, earnings before interest and taxes would be reduced by approximately 14 million euros for 2000 and 2001, and approximately 7 million euros for the six months ended June 30, 2002. There will be other adjustments in reconciling the Schmalbach-Lubeca financial statements to U.S.
GAAP, including with respect to pensions, for which the accounting has not yet been determined. Any such adjustments are anticipated primarily to either result in other income statement classification differences or impact the timing of earnings between periods.
Such adjustments may be material.

(3) Represents earnings before interest and taxes, as adjusted for business consolidation costs recorded by Ball Corporation for the comparative periods and for the potential pension reclass adjustments (EBIT). EBIT is presented for Schmalbach-Lubeca as that is the level of earnings information currently available for the Beverage Cans segment of Schmalbach-Lubeca in its published statements.
EBIT is not a measurement of performance under U.S. GAAP. EBIT should not be considered as a substitute for cash flows from operations, net income or other measure of performance as defined by U.S. GAAP or as a measure of profitability or liquidity. We understand that while a similar term is frequently used by security analysts, lenders and others in the evaluation of companies, our presentation of EBIT may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

Ball Corporation's website is www.ball.com.
Schmalbach-Lubeca AG's website is www.schmalbach.com.

The references to the websites are, and are intended to be, inactive textual references only. They are not intended to be active hyperlinks to such websites. The information on such websites is not, and is not intended to be, part of this exhibit or the Current
Report on Form 8-K to which this exhibit is attached and is not incorporated by reference herein or therein.